UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

ANNUAL REPORT

Pursuant to Regulation A of the Securities Act of 1933

For the fiscal year ended December 31, 2022

MASTERWORKS 154, LLC

(Exact name of issuer as specified in its charter)

Commission File Number: 024-11992

Delaware	88-3203758
State of other jurisdiction of incorporation or Organization	(I.R.S. Employer Identification No.)

225 LIBERTY STREET, 29TH FLOOR, NEW YORK, NY 10281

(Full mailing address of principal executive offices)

(203) 518-5172

(Issuer’s telephone number, including area code)

www.masterworks.com

(Issuer’s website)

Class A Ordinary Shares

(Securities issued pursuant to Regulation A)

Part II.

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Part II.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “plan,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could cause our forward-looking statements to differ from actual outcomes include, but are not limited to, those described under the heading “Risk Factors” in our most recent Offering Circular filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in our periodic filings and offering circular supplements filed with the SEC, which are accessible on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this Annual Report. Furthermore, except as required by law, we are under no duty to, and do not intend to, update any of our forward-looking statements after the date of this Annual Report, whether as a result of new information, future events or otherwise.

Item 1. Business

As used in this Annual Report, “we,” “our,” “ours,” “us,” or the “Company” refer to Masterworks 154, LLC, a Delaware limited liability company and, as the context requires, the 154 segregated portfolio of Masterworks Cayman, SPC that holds title to the artwork indirectly owned by the Company. “Masterworks” refers to Masterworks, LLC, and or its wholly owned subsidiaries.

Overview

We are a Delaware limited liability company formed on July 5, 2022 to facilitate investment in a single work of art created in 2012 by KAWS (the “Artwork”). We are managed by our affiliate, Masterworks Administrative Services, LLC (the “Administrator”).

On or about September 27, 2022, the Company commenced accepting subscriptions for an offering of up to 84,650 of our Class A ordinary shares pursuant to Regulation A of the Securities Act of 1933, as amended, for aggregate consideration of up to $1,693,000 (the “Offering”). Each Class A ordinary share was offered at $20.00 per share. The Offering was fully subscribed and a final closing was held on December 13, 2022. All of the proceeds from the Offering were used to pay for the acquisition of the Artwork and to pay a true-up to Masterworks. As of April 28, 2023, the Artwork is located in a fine art storage facility maintained by UOVO Delaware.

During all relevant times following the closing of the Offering, title to the Artwork has and will continue to be held by the 154 segregated portfolio (“Segregated Portfolio”) of Masterworks Cayman, SPC, a Cayman Islands segregated portfolio company (“Masterworks Cayman”). The Artwork is and will continue to be the only asset of the Segregated Portfolio and the Company is and will continue to be the only shareholder of the Segregated Portfolio.

Other than activities related to the Offering and the acquisition and maintenance of the Artwork, we have not conducted any other business activities or operations. Our strategy is to hold the Artwork for capital appreciation and to display and promote the Artwork so as to enhance its value and broaden its exposure to the art-viewing public. We will not conduct any business activities except for activities relating to the ownership, maintenance, promotion and the eventual sale of the Artwork.

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Pursuant to the management services agreement among us, Masterworks Cayman on behalf of the Segregated Portfolio and Masterworks (the “Services Agreement”) entered into upon the closing of the Offering, the Administrator manages all administrative and custodial services relating to our business and pays all ordinary and necessary costs and expenses relating to our business. In exchange for these services and as reimbursement for these costs and expenses, we issue Class A preferred shares to the Administrator at a rate of 1.5% of the total Class A shares outstanding after giving effect to such issuance, per annum, commencing on the date of the final closing or the date of an earlier closing if, as of such earlier closing date, the Offering is fully subscribed and at least 95% of the subscription proceeds have been received by the Company. These shares issued to Masterworks are subject to cliff vesting provisions in accordance with the terms of the Services Agreement. Any extraordinary or non-routine costs, payments and expenses, if any, will be paid for by the Administrator, but such extraordinary or non-routine costs and payments will be reimbursed upon the sale of the Artwork or a sale of our Company, as applicable.

We do not expect to generate any material amount of revenues or cash flow unless and until the Artwork is sold. We are totally reliant on Masterworks to maintain the Artwork and administer our business.

The Art Market

The global art market is comprised of a network of auction houses, dealers, galleries, advisors, agents, individual collectors, museums, public institutions, and various experts and service providers engaged in the purchase and sale of unique and collectible works of art. Over the past decade, total estimated annual art sales have ranged from $50.1 billion to $68.2 billion and have grown at approximately 20% from 2006 through 2021.

Based on The Art Market Report 2022, published jointly by Art Basel and UBS, global art sales totaled $65.1 billion in 2021. Global art sales were up 29% in 2021 as compared to 2020, the largest Year-Over-Year increase since 2010, when, largely as a result of the financial crises, sales had fallen by 36% in 2009. The revival of in person auctions and growth in online sales were the main contributors to the growth in transaction volume.

Through the first half of 2022, global auction sales from Christie’s, Sotheby’s and Phillips totaled $7.4 billion in the first half of 2022, up 25% from $5.9 billion in the first half 2021 and over 300% from $1.8 billion in the first half of 2020. This rise in sales puts the premium end of the auction market at its highest level ever for the first six months of 2022. The only slowdown seemed to come from digital sales. After leveraging online platforms during the pandemic, the auction houses’ return to physical sales has slowed the growth of the Online-Only auction market. The three houses combined generated $437.7 million in Online-Only sales in the first half of 2022, which was down from $670.7 million during the same period in 2021 but still an increase from 2020, when Online-Only sales in the first half of the year totaled $394.7 million. Despite the moderate slow down, the major auction houses seem committed to building out their digital sale capabilities as a record 326,000 lots sold in the first half of 2022 versus 313,400 in the first half of 2021.

The top auction houses are increasingly focusing on younger and emerging artists, which has helped drive the Post-War and Contemporary art category to the top, with sales totals of $2.5 billion in that category in the first half of 2022, a 19% increase from $2.1 billion in the first half of 2021. Closely following, and boosted by the trend of prominent Single-Owner collections, was the Impressionist and Modern art category, which raised totals of $2.4 billion in the first half of 2022, a 57% increase year-over-year from $1.5 billion in the first half of 2021. Combined, these two collecting segments accounted for 67% of the global sales by Sotheby’s, Christie’s and Phillips in the first half of 2022, up from 62% in the first half of 2021.

In general, the global art market is influenced by the overall strength and stability of the global economy, geopolitical conditions, capital markets and world events, all of which may affect the willingness of potential buyers and sellers to purchase and sell art. While the global art market is large, its exact size is unknown and statistical data is inconsistent. Much of the uncertainty stems from differing estimates of the size of the private dealer and gallery market, which is based on survey data, but disparities also exist in reported auction sales.

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Administrative Services

Pursuant to the Services Agreement among Masterworks, the Company and Masterworks Cayman on behalf of the Segregated Portfolio, Masterworks manages all of our administrative services and funds all ordinary and necessary costs and expenses to maintain the Artwork. In exchange for these services, the Administrator receives Class A preferred shares at a rate of 1.5% of the total Class A shares outstanding, per annum, commencing on the date of the final closing or the date of an earlier closing if, as of such earlier closing date, the Offering is fully subscribed and at least 95% of the subscription proceeds have been received by the Company. These shares issued to Masterworks are subject to cliff vesting provisions in accordance with the terms of the Services Agreement. The Administrator will also manage any extraordinary or non-routine services which may be required, from time-to-time, including, without limitation, litigation or services in connection with a sale of the Artwork or any sale, merger, third-party tender offer or other similar transaction involving us. Any third-party costs incurred by the Administrator or payments made by the Administrator in connection with litigation or major transactions will be reimbursed upon the sale of the Artwork or us, as applicable. Because the Company has no employees and no liquid capital resources, the Company is totally reliant on the Administrator to maintain the Artwork and administer its operations. We may determine to sell the Artwork without engaging a third-party intermediary, in which event, the Administrator would be permitted to charge the buyer of the Artwork a reasonable fee not to exceed the lowest published buyer’s premium charged by Sotheby’s, Christie’s or Phillips in effect at such time.

Competition

At the time we attempt to sell the Artwork, we may face substantial competition from other entities, such as galleries, and individuals who are selling or seeking to sell similar artworks. These other parties may be willing to sell their artworks at a lower price than us. Further, we will face significant risks from other competitive factors prevailing in the art market, such as the available supply of similar artworks for sale.

Government Regulation

As tangible personal property, art is subject to regulation under different city, state and federal statutory schemes. Generally, domestic art transactions that are conducted within the United States are subject to state Uniform Commercial Code statutes, which govern the sale of goods. Some states have additionally enacted art specific legislation, such as New York’s Arts and Cultural Affairs Law and California’s Resale Royalty Act. In addition, federal statutes such as the Holocaust Expropriated Art Recovery Act and the National Stolen Property Act can apply to title disputes in the art market context. International art transactions involving the import and export of art into and out of the United States will subject us to the rules and regulations established by the United States Customs and Border Protection. Further, we and Masterworks will be subject to the requirements of the federal Cultural Property Implementation Act which is the United States’ accession legislation for the 1970 United Nations Educational, Scientific, and Cultural Organization (UNESCO) Convention which protects countries’ cultural property, including artwork. New York City, as a major art auction center, has enacted legislation governing the activities of auctioneers in the New York City Administrative Code and Masterworks may be subject to these regulations through its transactions and financing arrangements with auctioneers.

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Patriot Act) is intended to strengthen the ability of U.S. law enforcement agencies and intelligence communities to work together to combat terrorism on a variety of fronts. The Patriot Act, to which we are subject, has significant implications for depository institutions, brokers, dealers and other businesses involved in the transfer of money. The Patriot Act required us to implement policies and procedures relating to anti-money laundering, compliance, suspicious activities, and currency transaction reporting and due diligence on customers. The Patriot Act also requires federal banking regulators to evaluate the effectiveness of an applicant in combating money laundering in determining whether to approve a proposed bank acquisition.

Risk Factors

Investing in the Company’s Class A shares involves a high degree of risk and are only suitable for investors who can hold their investment for an indefinite period and can afford to lose their entire investment. The risks described in this section should not be considered an exhaustive list of the risks that prospective investors should consider before investing in our Class A shares. Prospective investors should consult their accountant and other advisors as to legal, tax, business, financial, and related aspects of an investment in the Company. Set forth below is a summary of certain risks that should be considered before making an investment.

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We own a unique artwork and whether or not we are able to deliver capital appreciation to investors is largely dependent on the art market, which we cannot control.

We cannot make any assurance that our business model will be successful. Our operations are dedicated to maintaining the Artwork and facilitating the ultimate sale of the Artwork. Our ability to deliver capital appreciation will depend to a large extent on economic conditions, the art market in general and the market for works produced by the specific artist, which are factors that are beyond our control. It is difficult to predict whether there will ever be any profits realized from an investment in the Class A shares.

We do not expect to generate any material amount of revenues and Class A shares do not generate current yield. We do not expect to generate any material revenue, so investors will only recognize a return on their investment if the Artwork is sold or they are able to sell their shares and must be prepared to hold their investment for an indefinite period. An investment in the Class A shares is unsuitable for investors seeking current yield and is only suitable for those seeking long term capital appreciation.

We are undiversified. Investing in our Company is highly risky since 100% of such investment is concentrated in a single artwork.

Your ability to trade shares or otherwise exit your investment is highly uncertain. There is no active public market for our Class A shares and an active trading market may not ever develop or, even if developed, may not be available to all shareholders, may not be sustained or may cease to exist. Although we facilitate secondary purchases and sales of the Class A shares on an alternative trading system operating by Templum Markets LLC (the “Templum ATS”), certain investors are not eligible to participate on the Templum ATS, including certain non-U.S. citizens, and it may not provide an effective means to sell your shares or receive a price for your shares that is reflective of the fair value of the Class A shares or the Artwork. In addition, we impose restrictions on the transfer of the Class A shares. Accordingly, you should consider the resale market for the Class A shares to be severely limited, as you may be unable to resell your shares without significant expense, or at all.

Artwork may be sold at a loss. An artwork can decline in value and investors in Masterworks shares may lose all or a significant portion of their investment. Even if the Artwork appreciates in value, the rate of appreciation may be insufficient to cover costs and expenses.

The Class A shares are illiquid. The Class A shares are not eligible for trading on any stock exchange. We intend to hold the Artwork for an indefinite period and the maintenance of an active trading market for the shares is uncertain. Although you may be able to sell shares on the Templum ATS, no assurance can be given that there will be a liquid market or that you will realize fair value upon any such sale. Investors should be prepared to hold their investment for an indefinite period of time, as there can be no assurance that the shares can ever be tradable or that the Artwork can be sold.

Costs will diminish returns. Fixed costs, such as the true-up and administrative services fees paid to Masterworks and variable costs, such as Masterworks profit sharing and costs to sell the Artwork will reduce overall returns on invested capital.

Investing in art is subject to numerous risks. These risks include, without limitation (i) claims with respect to authenticity or provenance, (ii) physical damage due to improper storage, poor workmanship, accidents, theft, natural disasters, fire, etc., (iii) legal challenges to ownership, (iv) market risks, (v) economic risks, and (vi) fraud. Also, the artist that produced the Artwork could fall out of favor for a variety of reasons which would reduce the Artwork’s marketability and value. Any of these risks could reduce the value of the Class A shares.

Art is illiquid. Art is a highly illiquid asset and we cannot guarantee that there will be a buyer for the Artwork at any reasonable price or within any given time frame.

Trends in the art market may change. Temporary consumer popularity or trends among collectors may lead to short-term or temporary price increases, followed by decreases in value. Trends are difficult to predict and may adversely impact the value of the Artwork and or our ability to sell the Artwork.

Claims could cause losses. Buying and selling artwork can involve potential claims regarding title, provenance and or authenticity of the artwork. Costs associated with litigation and or settlement may be advanced by the Administrator, but are ultimately the responsibility of the Company. Accordingly, the existence of any such claims may require us to sell the Artwork at an inopportune time and will reduce the proceeds of a sale that are available to shareholders.

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Insurance coverage may be insufficient. Insurance coverage may expressly exclude damage caused by war, title claims, losses caused by chemical or biological contamination and certain other potential loss scenarios. In addition, coverage limits at any point in time may be below fair value.

The Company is totally reliant on Masterworks. The Company has no liquid capital resources and is 100% reliant on Masterworks to maintain and eventually sell the Artwork. If the Masterworks business model were to fail, we would likely need to sell the Artwork and the timing and manner of any such forced sale may be suboptimal to maximize the sale price and value to shareholders.

Masterworks has potential conflicts of interest. Masterworks earns fees and incurs costs for administering Masterworks issuers such as the Company. Although, there is significant alignment between investors and Masterworks since Masterworks earns fees in the form of equity interests in the Company, Masterworks could sell its interests or earn money from other activities, such as for displaying the Artwork, future trading in the shares, sale of the Artwork without using a third-party broker or in other ways. Masterworks’ interests and the interests of its Board of Managers and officers may not always be aligned with your interests.

Liquidation timing is highly uncertain. There can be no assurance as to the timing of a liquidating distribution or that the Company will pay a liquidating distribution at all. Investment is only suitable for those who can afford to hold their investment indefinitely and afford to sustain a total loss of capital.

The Board of Managers has complete authority to administer our business consistent with our operating agreement. Our Board of Managers has sole voting power over matters such as mergers, consolidations, acquisitions, winding up and dissolution. Additionally, we, in our sole and absolute discretion, may decide to sell the Artwork at any time and in any manner.

The issuance of equity to the Administrator will have a dilutive effect on the holders of our Class A shares and has priority upon a liquidation event. The Administrator will earn a management services fee in the form of Class A preferred shares. These fees will, when issued, effectively reduce the tangible book value per Class A share over time. Additionally, if the value of the Class A shares increases over time, the number of Class A shares to be issued upon conversion of the Class B shares will also increase over time resulting in additional dilution to holders of our Class A shares. In addition, the holders of Class A preferred shares have a $20.00 per share liquidation preference over the holders of Class A ordinary shares. In the event of a liquidation of the Company, the Administrator (or an affiliate of the Administrator that holds the Class A preferred shares) would receive liquidation proceeds, if any, prior to the holders of Class A ordinary shares.

Employees

None.

Material Legal Proceedings

None.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of the financial condition and results of operations of the Company should be read in conjunction with our audited Consolidated Financial Statements and the related notes.

Overview

We are a Delaware limited liability company formed to facilitate an investment in the Artwork by conducting an Offering of our Class A shares pursuant to a Tier II offering under Regulation A+, acquiring the Artwork and maintaining the Artwork for future sale. We are managed by our affiliate, the Administrator.

During all relevant times following the closing of the Offering, title to the Artwork has and will continue to be held by the Segregated Portfolio of Masterworks Cayman, a Cayman Islands segregated portfolio company. A segregated portfolio company registered under the Cayman Islands Companies Law is a single legal entity which may establish internal segregated portfolios. The Company owns 100% of the share capital of the Segregated Portfolio, and the Segregated Portfolio is treated as a subsidiary of the Company for financial reporting purposes. As of December 31, 2022, the Segregated Portfolio held title to the Artwork as its sole material asset and had no liabilities. The Segregated Portfolio will not incur any indebtedness for borrowed money and will not enter into any contracts, except the Services Agreement or any amendment or replacement thereof, or as may be necessary in connection with the sale of the Artwork.

Amounts paid to Masterworks in the form of true-up payments are intended to be reasonable compensation for the use of the Masterworks Platform and Masterworks intellectual property, as well as Masterworks’ sourcing the Artwork, capital commitment and outlay. True-up expense, which is paid in cash, is recognized upon acquisition of the Artwork.

Upon the closing of the Offering, the Company has entered into a Services Agreement with the Administrator, whereby the Administrator manages all administrative services relating to our business and custodial services relating to the maintenance of the Artwork. In exchange for these services and as reimbursement for ordinary and necessary costs and expenses of our business, the Company issues Class A preferred shares to the Administrator at a rate of 1.5% of the total Class A shares outstanding per annum, commencing on the date of the final closing or the date of an earlier closing if, as of such earlier closing date, the Offering is fully subscribed and at least 95% of the subscription proceeds have been received by the Company. The share issuances are made quarterly in arrears and there is no overall limit to the number of Class A preferred shares that may be issued to Masterworks. These shares issued to the Administrator are subject to cliff vesting provisions as set forth in the Services Agreement. Any extraordinary or non-routine costs, payments and expenses, if any, will be paid for by the Administrator, but such extraordinary or non-routine costs and payments will be reimbursed by the Company upon the sale or liquidation of the Artwork. We may determine to sell the Artwork without engaging a third-party intermediary, in which event, the Administrator would be permitted to charge the buyer of the Artwork a reasonable fee not to exceed the lowest published buyer’s premium charged by Sotheby’s, Christie’s or Phillips in effect at such time.

Other than activities related to the Offering and the acquisition and maintenance of the Artwork, we have not conducted any other business activities or operations. Our strategy is to display, promote and market the Artwork in a manner designed to enhance its provenance and increase its exposure and its value.

We do not expect to generate any material amount of revenues or cash flow unless and until we sell the Artwork. We are totally reliant on Masterworks to maintain the Artwork and administer our business.

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Operating Results

We do not earn a material amount of revenue and have not entered into a contract for the sale of the Artwork. Due to the comprehensive nature of the Services Agreement, our operating results for any fiscal period following the final closing of the Offering and prior to the period in which the Artwork is sold, will only reflect the management services fee, any extraordinary or non-recurring items for which we are responsible, if any, and, in the fiscal period in which the artwork is acquired, the true-up payable to Masterworks. Accordingly, differences in operating results from one fiscal period to the next are primarily attributable to the timing of the acquisition and disposition of the Artwork. Operating results for a particular fiscal period may also be affected by changes in the fair value of the Artwork, since the services fee payable to Masterworks in the form of Class A preferred shares is recorded based on the fair value of the Class A shares over the time period during which the related services are performed.

During the period presented in the audited Consolidated Financial Statements included in this Annual Report, we were not responsible for any extraordinary or non-recurring expenses.

Contingent Liabilities

We had no contingent liabilities as of December 31, 2022.

Income Taxes

We expect that we will be treated as a partnership for U.S. federal income tax purposes and not as an association or publicly traded partnership subject to tax as a corporation. As a partnership, we generally will not be subject to U.S. federal income tax. Instead, each shareholder that is subject to U.S. tax will be required to take into account its distributive share, whether or not distributed, of each item of our income, gain, loss, deduction or credit.

We had no federal and state income tax assets, liabilities or expenses as of and for the year ended December 31, 2022.

Liquidity and Capital Resources of the Administrator

We do not anticipate that we will maintain any material liquid assets and, accordingly, we rely upon the Administrator to pay for the maintenance and administration of our business in accordance with the Services Agreement. A summary of the financial condition of the Administrator as of December 31, 2022 and 2021 is provided in Note 3 to the Consolidated Financial Statements.

We and the Administrator believe that the Administrator’s sources of liquidity, together with contributions from Masterworks derived from equity contributions from members, earnings generated primarily from sourcing artwork and cash on hand, will be sufficient for the Administrator to perform its obligations under the Services Agreement for the foreseeable future. We do not believe we will need to raise any additional funds through the issuance and sale of additional membership interests and are not permitted to do so under our operating agreement without the prior approval of holders of the Class A ordinary shares.

The Administrator is currently financed through equity contributions from Masterworks, LLC. Masterworks, LLC is currently funded through equity contributions of approximately $110 million from private investors and cash flow from operations.

The Administrator earns fees in the form of Class A preferred shares issued by us and other similar issuer entities and earns revenue when artwork is sold, though such Class A preferred shares are subject to vesting requirements. The Class A preferred shares have a $20.00 per share liquidation preference over Class A ordinary shares and each Class A preferred share can be converted into one Class A ordinary share at any time at the discretion of the holder of the Class A preferred share, and converts automatically upon transfer to an entity that is not an affiliate of the Administrator. The direct incremental costs incurred by the Administrator to satisfy its obligations under the Services Agreement are expected to be less than its revenues. In addition, the Administrator has covenanted in the Services Agreement that for so long as such agreement remains in effect, the Administrator will maintain on hand cash reserves sufficient to pay at least one year of estimated expenses to satisfy its obligations under the Services Agreement to fund the operations of the Company until the sale of the Artwork.

The Administrator conducts other business activities, including the administration of other entities similar to the Company and expects that, with scale and maturity of its operations as sales of artwork become a more regular occurrence, the Administrator’s revenues will consistently exceed its costs. The Company cannot estimate at this time what the aggregate costs and expenses of the Administrator will be with respect to such activities as they will depend on many factors. Additionally, the Company plans to own the Artwork for an indefinite period.

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We are not aware of any trends, uncertainties, demands, commitments or events that will materially affect our operations or the liquidity or capital resources of the Administrator.

Commitments from Affiliates to Fund Operations

We have a written commitment from the Administrator to fund our operations and costs to maintain the Artwork until we sell the Artwork which is contained in the Services Agreement.

Item 3. Directors and Officers

As of the date of this Annual Report, the following table sets forth the names of the executive officers and members of the Board of Managers of the Company and their positions and offices with the Company:

Name	Age	Position

Nigel S. Glenday	40	Chief Executive Officer; Chief Financial Officer; Member of the Board of Managers

Joshua B. Goldstein	55	General Counsel and Secretary; Member of the Board of Managers

Eli D. Broverman	44	Member of the Board of Managers; Independent Manager

Nigel S. Glenday. Mr. Glenday has served as Chief Executive Officer since inception and as Chief Financial Officer and a member of the Board of Managers of the Company since inception. He has also served as Chief Financial Officer of our affiliate Masterworks, LLC since April 2019 and the Chief Executive Officer of Masterworks Investor Services, LLC since August 2021. From March 2015 through April 2019, Mr. Glenday was a Managing Director for Athena Art Finance Corp., a leading independent art-secured finance company. From July 2012 to March 2015, Mr. Glenday was a Vice President at StormHarbour Securities, LLP, a global markets and financial advisory firm. From 2009 to 2012, Mr. Glenday was an Associate at Morgan Stanley in the Financial Institutions Group, Investment Banking Division, and from 2005 through 2009, Mr. Glenday was an Analyst and Associate Director in the Financial Institutions Group at UBS Investment Bank. Mr. Glenday holds a B.A. in Economics and History from the University of Virginia, where he graduated as a member of Phi Beta Kappa Honor Society.

Joshua B. Goldstein. Mr. Goldstein has served as a Board Member, the General Counsel and Secretary of the Company since inception and has served in such capacities with our affiliate Masterworks, LLC since February 1, 2018. From September 2016 through December 2017, Mr. Goldstein was a shareholder in the Denver office of Greenspoon Marder, P.A. From April 2015 through August 2016, Mr. Goldstein was self-employed as a corporate attorney. From September 2012 through March 2015, Mr. Goldstein was Executive Vice President, Chief General Counsel and Corporate Secretary of Intrawest Resorts Holdings, Inc., a NYSE-listed resort and adventure company. Prior to joining Intrawest, Mr. Goldstein was a Counsel in the New York office of Skadden, Arps, Slate, Meagher & Flom, LLP from June 2007 to August 2012 and he was an Associate at Skadden from September 1996 until August 2005, where he concentrated on corporate finance, corporate securities and mergers and acquisitions. Mr. Goldstein was also previously a Partner in the New York office of Torys, LLP. Mr. Goldstein holds a B.A. in business administration from the University of Wisconsin-Madison and a J.D. from Fordham University School of Law and is a Certified Public Accountant (inactive).

Eli D. Broverman. Mr. Broverman has served as a Board Member and the Independent Manager of the Company since inception and has served as member of the Board of Managers of Masterworks, LLC since April 29, 2020. Mr. Broverman co-founded Betterment in 2007 and served as its President and COO from 2007 to 2017. An expert in securities and financial institutions law, Mr. Broverman has designed a wide range of structuring and compliance initiatives for broker-dealers and investment advisors. From 2005 to 2007, Mr. Broverman practiced law at the international law firm Proskauer Rose LLP, where he advised Fortune 500 companies and their senior management on securities, tax, and compensation matters. Mr. Broverman serves as an adviser and or Board Member of several privately held financial technology companies, including Betterment, Carver Edison, Covered by Sage, Bloom Credit, and Good Money.

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The foregoing individuals have also served in the capacity as executive officers and members of the board of managers of our affiliated entities of Masterworks.

Key Employee of Masterworks

Although not an employee of the Company, through its arrangements with Masterworks, the Company significantly relies on services performed by Scott W. Lynn. Biographical information for Mr. Lynn is set forth below.

Mr. Lynn, who is the Founder of Masterworks, has served as the Chief Executive Officer of our affiliate Masterworks, LLC since February 1, 2018, and as the Chief Executive Officer of the Administrator since November 28, 2018. Mr. Lynn has been an active collector of contemporary art for more than fifteen years and has built an internationally-recognized collection of Abstract Expressionism that has included works by Clyfford Still, Barnett Newman, Mark Rothko, Willem de Kooning, and more. Mr. Lynn’s collection has been exhibited at museums such as the Royal Academy in London, the Denver Art Museum, the Palm Beach Museum, National Gallery, the Guggenheim (New York), and the Museum of Modern Art. Mr. Lynn is an Internet entrepreneur and has founded, acquired, or acted as a majority-investor in over a dozen advertising technology, content, and fintech companies. Mr. Lynn serves as a board member of the International Foundation for Art Research (a non-profit; publisher of the IFAR journal, which topically focuses on art authenticity and stolen art research, as well as additional research projects related to artwork authenticity).

Compensation of Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Each of the executive officers receive compensation for his or her services, including services performed for us, from Masterworks. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to the Administrator, we do not intend to pay any compensation directly to these individuals.

Compensation of the Board of Managers

Members of the Board of Managers who are also officers of Masterworks and the Company receive no compensation in respect of their service on the Board of Managers. The Independent Manager receives compensation from Masterworks for serving in such capacity on multiple issuer entities. Although we will indirectly bear some of the costs of the compensation paid to the Independent Manager, through fees we pay to the Administrator, we do not intend to pay any compensation directly to this individual.

Compensation of the Administrator

For information regarding the compensation of our Administrator, please see “Management Compensation” in our Offering Circular filed on October 4, 2022, and such section is incorporated herein by reference.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth information about the current beneficial ownership of the Company at April 28, 2023, for:

●	Each person known to us to be the beneficial owner of 10% or more of the Class A shares eligible to vote;

●	Each named executive officer;

●	Each member of the Board of Managers; and

●	All of the executive officers and members of the Board of Managers as a group.

As of April 28, 2023, 59,402 Class A shares, or 70.12% of total Class A shares, are eligible to vote and 25,311 Class A shares, or 29.88% of total Class A shares, are not eligible to vote.

11

Unless otherwise noted below, the address for each beneficial owner listed on the table is in care of our Company, 225 Liberty Street, 29th Floor, New York, New York 10281. We have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Class A Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Named Executive Officers and Board of Managers:
Nigel S. Glenday, Chief Executive Officer; Chief Financial Officer(1)	-	*

Joshua B. Goldstein, General Counsel and Secretary(1)	-	*

Eli D. Broverman, Independent Manager(1)	-	*

All named executive officers and Members of the Board of Managers as a group (3 persons)	-	*

10% Holders:
Iwert Dijkema	9,444	11.30%

*	Less than 1.0%

(1)	Also serve as members of the Board of Managers of the Company.

12

The Lynn Family Trust 001 (the “Trust”) owns approximately 81% of the membership interests of Masterworks, LLC. Mr. Lynn is the Chief Executive Officer of Masterworks, LLC and Masterworks Administrative Services, LLC. By contract, Mr. Lynn has the power to vote 100% of the membership interests beneficially owned by the Trust and controls Masterworks. No other person beneficially owns 10% or more of the voting membership interests of Masterworks, LLC or any of its subsidiaries. Masterworks beneficially owns 100% of the Company’s non-voting Class B shares and earns Class A preferred shares pursuant to the Services Agreement at an annual rate of 1.5% of the total Class A shares outstanding, subject to vesting conditions.

Class B shares beneficially owned by Masterworks entitle Masterworks to 20% of the profit on sale of the Artwork or the ability to convert such shares into Class A shares with a value at the time of conversion equal to 20% of the increase in value of our issued and outstanding Class A and B shares. The amounts reflected in the table do not include any Class A shares which may be issuable upon conversion of Class B shares because such amount is indeterminable, and does not include any unvested Class A shares that Masterworks earned pursuant to an Agreement. For additional information regarding the hypothetical number of Class A shares that would be issued to Masterworks upon conversion of its Class B shares at various valuations, see “SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS” in our Offering Circular filed with the SEC on October 4, 2022, which section is incorporated herein by reference.

Item 5. Interest of Management and Others in Certain Transactions

For further details, please see Note 2, “Related Party Transactions” and Note 5, “Subsequent Events” in Item 7, Consolidated Financial Statements.

Item 6. Other Information

None.

13

Item 7. Consolidated Financial Statements

MASTERWORKS 154, LLC

CONSOLIDATED FINANCIAL STATEMENTS

For the Period July 5, 2022 Through December 31, 2022

14

Independent auditor’s report

To the Board of Managers and Members of

Masterworks 154, LLC and Subsidiary

Opinion

We have audited the accompanying consolidated financial statements of Masterworks 154, LLC (a Delaware Limited Liability Company) and Subsidiary, which comprise the consolidated balance sheet as of December 31, 2022, and the related consolidated statements of operations, members’ equity, and cash flows for the period then ended, and the related notes to the consolidated financial statements (collectively referred to as “the financial statements”).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Masterworks 154, LLC and Subsidiary as of December 31, 2022, and the results of its operations and its cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Masterworks 154, LLC and Subsidiary and to meet out other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Masterworks 154, LLC and Subsidiary’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgement made by a reasonable user based on financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgement and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Masterworks 154, LLC and Subsidiary’s internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
●	Conclude whether, in our judgement, there are conditions or events, considered in the aggregate, that raise substantial doubt about Masterworks 154, LLC and Subsidiary’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

AGD Legal, S. C.

Cancun, Quintana Roo

April 28, 2023

F-1

MASTERWORKS 154, LLC

CONSOLIDATED BALANCE SHEET

As of December 31, 2022

ASSETS

Current Assets:
Cash and Cash Equivalents	$110
Receivable from affiliate	-
Total Current Assets	110

Artwork	1,525,000

Total Assets	$1,525,110

LIABILITIES AND MEMBERS’ EQUITY

Current Liabilities:
Unsettled subscriptions and investor subscription deposits	$-
True-up payment expense payable to affiliate	-
Amounts due to affiliate for purchase of artwork	-
Other amounts due to affiliates	-
Total Current Liabilities	-

Total Liabilities	$-

Members’ Equity:
Membership interests, not represented by shares	-
Class A Ordinary shares, 84,650 shares issued and outstanding as of December 31, 2022	1,523,750
Class A Preferred shares, 63 shares issued and outstanding as of December 31, 2022	1,260
Class B Ordinary shares, 1,000 shares issued and outstanding as of December 31, 2022	100
Class C Ordinary share, 1 share issued and outstanding as of December 31, 2022	-

Total Members’ Equity	1,525,110

Total Liabilities and Members’ Equity	$1,525,110

The accompanying notes are an integral part of these consolidated financial statements.

F-2

MASTERWORKS 154, LLC

CONSOLIDATED STATEMENT OF OPERATIONS

For the Period July 5, 2022 Through December 31, 2022

Income:
Royalty fee	$10

Total Income	10

Expenses:
True-up payment expense	168,000
Share-based compensation - management services fees	1,260

Total Expenses	169,260

Net Loss	$(169,250)

Net Loss per Class A Ordinary Share, Basic and Diluted	$(2.00)

Weighted Average Number of Class A Ordinary Shares Outstanding, Basic and Diluted	84,650

The accompanying notes are an integral part of these consolidated financial statements.

F-3

MASTERWORKS 154, LLC

CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY

	Membership Interests		Class A Ordinary Shares				Class A Preferred Shares		Class B Ordinary Shares
						Total
						Members’					Total
		Contributed		Contributed	Accumulated	Equity -		Contributed		Contributed	Members’
	Interests	Capital	Shares	Capital	Deficit	Class A	Shares	Capital	Shares	Capital	Equity
Balance at July 5, 2022	-	$-	-	$-	$-	$-	-	-	-	$-	$-

Membership interests issued upon entity formation	100	100	-	-	-	-	-	-	-	-	100

Conversion of membership interests upon entry into the Amended and Restated Operating Agreement	(100)	(100)	-	-	-	-	-	-	1,000	100	-

Share subscriptions settled - Net	-	-	84,650	1,693,000	-	1,693,000	-	-	-	-	1,693,000

Class A Preferred shares issued	-	-	-	-	-	-	63	1,260	-	-	1,260

Net loss	-	-	-	-	(169,250)	(169,250)			-	-	(169,250)

Balance at December 31, 2022	-	$-	84,650	$1,693,000	$(169,250)	$1,523,750	63	$1,260	1,000	$100	$1,525,110

The accompanying notes are an integral part of these consolidated financial statements.

F-4

MASTERWORKS 154, LLC

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Period July 5, 2022 Through December 31, 2022

Cash Flows from Operating Activities:
Net loss	$(169,250)
Adjustments to reconcile net loss to net cash used in operating activities
Share-based compensation - management services fees	1,260
True-up payment expense payable to affiliate	-
Changes in operating assets and liabilities:
Other amounts due to affiliates	-

Net Cash Used in Operating Activities	(167,990)

Cash Flows from Investing Activities:
Purchase of artwork	(1,525,000)

Net Cash Used in Investing Activities	(1,525,000)

Cash Flows from Financing Activities:
Proceeds from issuance of membership interests	100
Net proceeds from unsettled subscriptions and investor subscription deposits	-
Proceeds from issuance of Class A ordinary shares	1,693,000
Proceeds from non-interest bearing advance from affiliate	-
Repayment of non-interest bearing advance from affiliate	-

Net Cash Provided by Financing Activities	1,693,100

Net Change in Cash and Cash Equivalents	110

Cash and Cash Equivalents, beginning of period	-

Cash and Cash Equivalents, end of period	$110

Non cash investing and financing activities:
Conversion of membership interests to Class B ordinary shares	$100
Net payable to affiliate incurred for purchase of artwork	$-
Satisfaction of advance from affiliate via issuance of Class A Ordinary shares	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-5

MASTERWORKS 154, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization – Masterworks 154, LLC (“Company”) was formed as a Delaware limited liability company to purchase a painting by KAWS (the “Artwork”). On September 27, 2022, the Company commenced an offering pursuant to the exemption from registration afforded by Regulation A (the “Offering”) of membership interests represented by 84,650 of the Company’s Class A ordinary shares to third-party investors for $20.00 per share, or aggregate offering proceeds of $1,693,000. The Offering was fully subscribed and a final closing was held on December 13, 2022.

All of the proceeds from the Offering were used to pay, directly or indirectly, for the acquisition of a single artwork, and to pay a true-up to Masterworks Gallery, LLC (“Gallery”) as described in Note 2. The Company is managed by a Board of Managers comprised of three individuals and is administered by Masterworks Administrative Services, LLC (the “Administrator”).

Members’ Liability – The Company is organized as a Delaware limited liability company. As such, the liability of the members of the Company for the financial obligations of the Company is limited to each member’s contribution of capital.

Principles of Consolidation – The consolidated financial statements include the accounts of the Company and a segregated portfolio of Masterworks Cayman, SPC (the “SPC”), a Cayman Islands segregated portfolio company. The Company owns 100 Class 154 shares of the SPC, which represents 100% ownership of the 154 Segregated Portfolio (the “Segregated Portfolio”). Title to the Artwork is held by the Segregated Portfolio. As the context requires, references in these consolidated financial statements to the “Company” include either or both of the Company and the Segregated Portfolio, and references to “consolidated” refer to the fact that the Company treats the Segregated Portfolio as a consolidated subsidiary in these financial statements in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 810-10 Consolidation: Overall. All significant intercompany transactions and balances have been eliminated in consolidation.

Basis of Accounting and Use of Estimates – The Company prepares its financial statements on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets and the reported amounts of revenues and expenses in the statements of operations during the applicable period. Actual results could materially differ from those estimates.

F-6

MASTERWORKS 154, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Artwork – The purchase price of the Artwork was $1,525,000. Title to the Artwork is held by the Segregated Portfolio.

The Segregated Portfolio has no assets other than the Artwork, no indebtedness, and does not conduct any operations other than incidental to ownership of the Artwork. The Artwork is recorded at cost, which is the purchase price paid for the Artwork. Artwork is determined to have an indefinite life. The Company will review the Artwork for impairment in accordance with the requirements of FASB ASC Subtopic 360-10, Property, Plant, and Equipment: Impairment and Disposal of Long-Lived Assets. Those requirements require the Company to perform an impairment analysis whenever events or changes in circumstances indicate that the carrying amount of the Artwork might not be recoverable, i.e., information indicates that an impairment might exist. In accordance with ASC 360, the Company:

●	Considers whether indicators of impairment are present. Indicators or triggers of impairment management considers are: deteriorating physical condition of the artwork, trends in the art market, reputation of the artist, recent sales of other artworks by the artist, and other events, circumstances, or conditions that indicate impairment might exist;

●	If indicators are present, perform a recoverability test by comparing the estimated amount realizable upon sale of the Artwork, to its carrying value; and

●	If the amount realizable upon sale of the Artwork is deemed to be less than its carrying value, the Company would measure an impairment charge.

If it is determined that measurement of an impairment loss is necessary, the impairment loss would be calculated based on the difference between the carrying amount of the Artwork and its estimated fair value. An impairment loss would be reported as a component of income from continuing operations before income taxes in the Company’s consolidated financial statements. There were no events or circumstances indicating impairment of the Artwork for the period presented.

Cash and Cash Equivalents – The Company’s cash consists of cash held in a Federal Deposit Insurance Corporation (“FDIC”) insured bank account. The Company does not hold any cash equivalents.

Concentration of Credit Risk – The Company maintains its cash in bank accounts in amounts that may exceed federally insured limits at times. The Company has not experienced any losses in these accounts in the past, and management believes the Company is not exposed to significant credit risks as they periodically evaluate the strength of the financial institution in which it deposits funds and cash is only held for a short duration pending closing or a distribution to members.

F-7

MASTERWORKS 154, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Earnings (loss) per Class A Ordinary Share – Basic earnings (loss) per share is calculated by dividing income (loss) available to Class A shareholders by the weighted-average Class A shares outstanding during the period. Fully diluted earnings per share will include in the denominator Class A shares issuable upon conversion of Class B shares, if any, in any period in which the Company does not report a loss from continuing operations. Diluted net loss per share is the same as basic net loss per share for the period since the effect of potentially dilutive securities is anti-dilutive given the net loss of the Company.

Income Taxes – The Company is a limited liability company taxed as a partnership and thus is generally not subject to federal or state income taxes. As a segregated portfolio of a Cayman Islands company treated as a corporation, the Segregated Portfolio is not subject to any foreign or domestic income taxes. Accordingly, the Company’s taxable income or loss, which may vary substantially from income or loss reported for financial reporting purposes, will be included in the federal and state income tax returns of the Company’s members based upon their respective share of the Company’s income and expenses as reported for income tax purposes. Accordingly, no provision for income taxes is reflected in the accompanying financial statements.

For the current tax year and for all major taxing jurisdictions, the Administrator has concluded that the Company is a pass-through entity and there are no uncertain tax positions that would require recognition in the financial statements. If the Company were to incur an income tax liability in the future, interest on any income tax liability would be reported as interest expense, and penalties on any income tax liability would be reported as income taxes. The Administrator does not expect that its assessment regarding unrecognized tax positions will materially change over the next twelve months. However, the Administrator’s conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analyses of tax laws, regulations and interpretations thereof, as well as other factors including but not limited to, questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions, compliance with U.S., state, and foreign income tax laws, and changes in administrative practices and precedents of the relevant taxing authorities.

Unsettled subscriptions and investor subscription deposits – The unsettled subscriptions and investor subscription deposits consists of amounts received from potential investors that might be settled in the form of the issuance of Class A ordinary shares at an undetermined future date. Amounts not settled to Class A ordinary shares by the time of the final closing are returned to the investor.

Members’ Equity – Members’ equity is comprised of four types of membership interests: Class A Ordinary shares, Class A Preferred shares, Class B Ordinary shares and Class C Ordinary share.

Class A Preferred shares are entitled to receive any and all net proceeds from the sale of the Artwork up to $20 per share before any payment is made with respect to Class A Ordinary shares and Class B Ordinary shares. If and to the extent the holders of Class A Preferred shares have received $20 per share following a sale of the Artwork and there are additional net proceeds remaining, the Class A Ordinary shares shares are entitled to receive any and all net proceeds from the sale of the Artwork up to $20 per share before any payment is made with respect to Class B Ordinary shares. If and to the extent the holders of both the Class A Preferred shares and the Class A Ordinary shares have received $20 per share following a sale of the Artwork and there are additional net proceeds remaining, the Class A Preferred shares and Class A Ordinary shares are entitled to 80% of such excess funds available for distribution and the Class B Ordinary shares are entitled to the remaining 20% of such excess funds, provided, that such amounts would be proportionately adjusted if any or all of the Class B Ordinary shares had been converted to Class A Ordinary shares prior to the sale of the Artwork. Any Class A Preferred shares owned by the Administrator have no voting rights. The authorized number of Class A Ordinary shares is limited to 84,650 plus (i) the number of Class A Ordinary shares which may be issued upon conversion of the Class A Preferred shares, plus (ii) shares which may be issued upon conversion of Class B ordinary shares. The number of Class A Preferred Shares shall be limited to the number of Class A Preferred shares which may be issued pursuant to a management service agreement signed with the Administrator (“the Management Services Agreement”). Class A Preferred shares may be convertible into Class A Ordinary shares, in whole or in part, at any time prior to the consummation of the sale of the Artwork, for no additional consideration. Each Class A Preferred shares will automatically convert to one Class A Ordinary share upon any transfer of such Class A Preferred shares to an entity that is not an affiliate of the Administrator. All Class A Ordinary shares have certain limited voting and approval rights, generally including the issuance of additional shares, and removing members of the Board of Managers or the Administrator. The Board of Managers controls all other actions as stated in the Company’s amended and restated operating agreement.

F-8

MASTERWORKS 154, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Members’ Equity (continued) –

Class B Ordinary shares held by Gallery are entitled to 20% of the excess amount, if any, available for distribution to members following a sale of the Artwork after the holders of Class A Preferred and Class A Ordinary shares have received $20 per share. In addition, prior to a sale of the Artwork, Class B Ordinary shares may be converted into Class A Ordinary shares with a value at the time of conversion equal to 20% of the increase in value of the Company’s issued and outstanding Class A Ordinary and B Ordinary shares. Any increase in value of the Class A Ordinary shares would potentially dilute earnings per share in the future. The authorized number of Class B Ordinary shares is limited to the number of Class B Ordinary shares set forth on the Balance Sheet. The convertible Class B shares have no specified exercise date, exercise price, or expiration. Class B Ordinary shares have no voting rights.

Class C Ordinary share has no economic or voting rights, but would enable the holder thereof, if any, to remove, replace or reconstitute the Board of Managers. The Class C Ordinary Share, if issued, may be issued to an affiliated entity of the Company that has raised capital from unaffiliated third party investors to invest in a diversified collection of artwork, which may include an investment in the Company’s Class A Ordinary shares.

True-Up – The Company agreed to pay Gallery a true-up payment equal to 11% of the purchase price of the Artwork, which is intended to be reasonable compensation for Gallery’ services, capital commitment and outlay in sourcing and acquiring the Artwork. The true-up is expensed in the period in which the Artwork is acquired.

Organizational and Offering Costs – The Company’s expenses are paid by the Administrator pursuant to the Management Services Agreement under which the Administrator will receive a management services fee, payable quarterly in arrears. The management services fee is payable in the form of additional membership interests represented by Class A Preferred shares and will be accounted for as a management services fee expense and an equity issuance in the Company’s consolidated financial statements. Organizational and offering costs of the Company were paid by the Administrator and its affiliates on behalf of the Company.

Organizational and offering costs include all expenses relating to the formation of the Company, the qualification of the Offering, and the marketing and distribution of Class A Ordinary shares, including, without limitation, expenses for printing and amending offering statements or supplementing offering circulars; mailing and distribution costs; telephones, internet, and other telecommunications costs; all advertising and marketing expenses; charges of experts and fees; expenses and taxes related to the Offering; and registration and qualification of the sale of Class A Ordinary shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. The Company did not pay any of these costs and is not required to reimburse the Administrator for any of these costs. Accordingly, these costs are not included in the Company’s consolidated financial statements. See Note 3, which summarizes certain financial statement information of the Administrator.

Revenue Recognition – The Company does not plan to generate a material amount of revenue until the Artwork is sold at some undetermined future date. At the time of sale, revenue will be recognized upon the transfer of the artwork title to the buyer.

2. RELATED PARTY TRANSACTIONS

In connection with the Offering, the Company adopted an Amended and Restated Operating Agreement, which created four classes of membership interests, Class A Preferred, Class A Ordinary, Class B Ordinary shares and Class C Ordinary shares. As a result, all of the Company’s original membership interests were converted into Class B Ordinary shares.

As indicated in Note 1, the Company agreed to pay Gallery a true-up payment equal to 11% of the purchase price of the Artwork, or $168,000.

The Administrator contractually provides management services to the Company. The management services fee is paid by issuing Class A Preferred shares to the Administrator at a rate of 1.5% of the total Class A Ordinary shares plus Class A Preferred shares outstanding (excluding shares issuable upon conversion of Class B Ordinary shares) per annum. The Class A Preferred shares are issued using the net asset value effective as of the applicable quarter-end in which the management services fee is due and payable. The Company recorded $1,260 in management services fees relating to the issuance of 63 Class A Preferred shares to the Administrator for the period July 5, 2022 through December 31, 2022.

F-9

MASTERWORKS 154, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022

2. RELATED PARTY TRANSACTIONS (continued)

The management services fee covers all ordinary operating costs of the Company; however, the Administrator will charge the Company for any extraordinary costs and payments, including costs and payments associated with litigation, arbitration, or judicial proceedings; material or extraordinary transactions related to a merger, third-party tender offer, or other similar transaction and for selling the Artwork. For any extraordinary costs incurred or payments made on behalf of the Company, the Company will show the expense on its statement of operations in the year of occurrence, as well as carry forward a due to related party liability on its balance sheet in perpetuity, until the Artwork is sold and the resulting proceeds can be used to settle the liability to the Administrator. The Administrator may be removed from its role as Administrator if the holders of two-thirds (⅔) of the voting shares of the Company vote to remove and replace the Administrator, which would result in termination of the Management Services Agreement. The Management Services Agreement also provides that any Class A Preferred shares issuable in connection with the management service fee are subject to cliff vesting on December 31, 2025, with the possibility of extending or shortening such vesting period upon certain conditions. The company recognizes the management services fees expense at the time of issuance of the related Class A preferred shares as the requisite service period is considered completed. All of the 63 Class A preferred shares issued to the Administrator during 2022 were not vested and no shares were forfeited during the period July 5, 2022 through December 31, 2022. The weighted average grant-date fair value of shares issued to the administrator during such period was $20.00.

The Company is party to a Management Services Agreement with the Administrator, in which the Administrator pays the Company for the rights to commercialize the Artwork for the duration of the operations of the Company. The Company receives de minimous royalty income from the Administrator by the end of each fiscal year.

All balances and transactions denoted as to or from “affiliate” on the accompanying consolidated balance sheet, statement of operations, and statement cash flows represent related party transactions.

3. ADMINISTRATOR SUMMARY FINANCIAL INFORMATION

The Company is not expected to maintain a material amount of cash and will be entirely dependent upon the Administrator to perform management services and to pay ordinary ongoing costs and expenses to maintain the Artwork and manage the Company’s operations. The table below summarizes selected unaudited financial information of the Administrator:

December 31, 2022
Assets
Current assets	$15,609,290
Property and equipment, net	891,603
Deposits	125,101
Other assets	1,891,429
Total assets	$18,517,423

Liabilities
Current liabilities	$3,603,662
Long-term liabilities	1,464,522
Total liabilities	$5,068,184

Member’s Equity
Total member’s equity	$13,449,239

F-10

MASTERWORKS 154, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022

4. RISKS AND UNCERTAINTIES

The nature of the Company’s operations are limited in scope. The Company holds no material assets, other than a single work of art, has no employees, and has no debts or contractual obligations, other than a management services agreement pursuant to which the Administrator will provide services that are essential to the Company, such as storage, insurance, display, transport, SEC filings and compliance, and other normal operating services, and the Administrator will fund all of such costs and expenses. As a result of this relationship, the Company is dependent upon the Administrator and is totally reliant on the Administrator to manage its business.

The preparation of the consolidated financial statements requires the use of estimates by management. Although the Artwork is carried at its cost basis, subject to possible impairment, Management must estimate the value of the Artwork to determine the expense associated with fees payable to the administrator, which are payable in the form of Class A Preferred shares representing membership interests in the Company. The value of artwork is highly subjective and given that each artwork is unique, there is a risk that management’s estimates are materially incorrect, which would result in an understatement or overstatement of the Company’s expenses. The value of the Artwork estimated by management has no impact on the number of Class A Preferred shares issued.

The Company is subject to an exceptionally high level of concentration risk. The Company’s single Artwork can decline in value, become worthless or be difficult or impossible to liquidate due to economic factors, trends in the art market generally, trends relating to the genre of the artwork or trends relating to the market for works by the artist that produced the Artwork, as well as changes in the condition of the artwork and other factors. In periods of global financial weakness and disruption in financial and capital markets, the art market tends to experience declines in transaction volume, making it extremely difficult to liquidate artwork during such periods at acceptable values or at all.

5. SUBSEQUENT EVENTS

Management has evaluated events and transactions that have occurred since December 31, 2022 and reflected their effects, if any, in these consolidated statements through April 28, 2023, the date the financial statements were available to be issued and no material subsequent events have occurred.

F-11

Item 8. Exhibits

INDEX OF EXHIBITS

Exhibit No.	Description of Exhibit

2.1	Certificate of Formation (incorporated by reference to the copy thereof submitted as Exhibit 2.1 to the Company’s Form 1-A filed on September 14, 2022).*
2.2	Form of Amended and Restated Operating Agreement (incorporated by reference to the copy thereof submitted as Exhibit 2.2 to the Company’s Form 1-A filed on September 14, 2022).*
4.1	Form of Subscription Agreement (incorporated by reference to the copy thereof submitted as Exhibit 4.1 to the Company’s Form 1-A filed on September 14, 2022).*
6.1	Form of Management Services Agreement (incorporated by reference to the copy thereof submitted as Exhibit 6.1 to the Company’s Form 1-A filed on September 14, 2022).*
6.2	Form of Intercompany Agreement (incorporated by reference to the copy thereof submitted as Exhibit 6.2 to the Company’s Form 1-A filed on September 14, 2022).*
6.3	Art Purchase Agreement (incorporated by reference to the copy thereof submitted as Exhibit 6.3 to the Company’s Form 1-A filed on September 14, 2022).*

* Filed Previously

15

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MASTERWORKS 154, LLC

By:	/s/ Joshua B. Goldstein
Name:	Joshua B. Goldstein
Title:	General Counsel & Secretary

Pursuant to the requirements of Regulation A, this Annual Report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nigel S. Glenday	Chief Executive Officer	April 28, 2023
Nigel S. Glenday	(Principal Executive Officer)

/s/ Nigel S. Glenday	Chief Financial Officer (Principal Financial Officer	April 28, 2023
Nigel S. Glenday	and Principal Accounting Officer) and Member of Board of Managers

/s/ Joshua B. Goldstein	Member of the Board of Managers	April 28, 2023
Joshua B. Goldstein

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